Exhibit 28(d)(8)

SUB-ADVISORY AGREEMENT

This Sub-Advisory Agreement (“Agreement”) executed as of September 21, 2012, is between LINCOLN INVESTMENT ADVISORS CORPORATION, a Tennessee corporation (the “Adviser”), and COLUMBIA MANAGEMENT INVESTMENT ADVISERS, LLC, a Minnesota limited liability company (the “Sub-Adviser”).

WHEREAS, Lincoln Variable Insurance Products Trust (the “Trust”), on behalf of one or more of its series, (each, the “Fund”) which are open-end management investment companies registered under the Investment Company Act of 1940, as amended (the “1940 Act”) has entered into an Investment Management Agreement dated April 30, 2007, with the Adviser, as it may be amended from time to time (the “Investment Management Agreement”) pursuant to which the Adviser has agreed to provide certain investment management services to the Funds; and

WHEREAS, the Adviser desires to appoint the Sub-Adviser as investment sub-adviser to provide the investment advisory services to one or more of the Funds as specified on Schedule A, and the Sub-Adviser is willing to serve in such capacity.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, and each of the parties hereto intending to be legally bound, it is agreed as follows:

1.	SERVICES TO BE RENDERED BY SUB-ADVISER TO THE FUND.

(a) The Adviser hereby appoints the Sub-Adviser as investment adviser, on the terms and conditions set forth herein, for the portion of the Fund’s assets that the Adviser determines in its sole discretion to assign to the Sub-Adviser from time to time (referred to in this Agreement as the “Managed Portion”). The Adviser may, from time to time, make additions to, and withdrawals from, those Fund assets assigned to the Sub-Adviser. The Sub-Adviser accepts these terms and agrees to render the services herein set forth and for the compensation provided on Schedule A to this Agreement.

(b) Subject to the supervision and control of the Adviser and the Board of Trustees (the “Trustees”) of the Trust, the Sub-Adviser, at its expense, will furnish continuously an investment program for the Managed Portion which shall at all times meet the diversification requirements of Subchapters L and M under the Internal Revenue Code of 1986 (the “Code”). The Sub-Adviser will make investment decisions on behalf of the Managed Portion and place all orders for its purchase and sale of portfolio securities. The Sub-Adviser will be an independent contractor and will not have authority to act for or represent the Trust or Adviser in any way or otherwise be deemed an agent of the Trust or Adviser, except as expressly authorized in this Agreement or another writing signed by the Adviser.

Pursuant to this Agreement the Sub-Adviser shall possess full power and authority on behalf of the Fund and at risk of and in the name of the Fund (a) to buy, sell, exchange, convert and otherwise trade in any and all securities and other assets as the Sub-Adviser may select; (b) to instruct any custodian of any security or other asset of the Fund to deliver securities or assets sold, exchanged, or otherwise disposed of from the Fund’s account; (c) to pay cash for securities or assets delivered to any trustee or custodian upon acquisition for the Fund; (d) to consent to any class action, plan of reorganization, merger, combination, consolidation, liquidation or similar plan with reference to such securities or other assets; (e) to exercise or dispose of subscription rights, warrants and fractional shares as it deems to be in the Fund’s best interests; (f) to deal through accounts with one or more securities or commodities brokerage firms, dealers or banks; and (g) generally to perform any other act necessary to enable the Sub-Adviser to carry out its obligations under this Agreement. This discretionary authority shall remain in full force and effect until this Agreement terminates. It is understood and agreed that the Sub-Adviser shall have no obligation whatsoever to initiate, pursue and/or prosecute any claim, proceeding or action on behalf of the Fund or Adviser.

(c) The Sub-Adviser, at its expense, will furnish (i) all necessary investment and management facilities, including salaries of personnel, required for it to execute its duties faithfully and (ii) administrative facilities, including bookkeeping, clerical personnel and equipment necessary for the efficient conduct of the investment affairs of the Managed Portion (excluding determination of net asset value per share, portfolio accounting and shareholder accounting services). The Sub-Adviser shall be responsible for commercially reasonable expenses relating to the printing and mailing of required supplements to the Fund’s registration statement, provided that such supplements relate solely to a change in control of the Sub-Adviser or any change in the portfolio manager or managers assigned by the Sub-Adviser to manage the Managed Portion.

(d) The Sub-Adviser shall vote proxies relating to the Managed Portion’s investment securities in accordance with the Sub-Adviser’s Proxy Voting Policies and Procedures, and shall review its proxy voting activities on a periodic basis with the Trustees. The Trust or Adviser may withdraw the proxy voting authority granted to the Sub-Adviser pursuant to this Section at any time upon written notice. The Sub-Adviser’s responsibilities with respect to proxy voting shall be limited to submission of votes, which have been forwarded to the Sub-Adviser in a timely manner by the Adviser or the Adviser’s voting agent. The Sub-Adviser shall not have any supervisory responsibility with respect to Adviser’s voting agent.

(e) The Sub-Adviser will select brokers and dealers to effect all portfolio transactions subject to the conditions set forth herein (except to the extent such transactions are effected in accordance with such policies or procedures as may be established by the Trustees.) In selecting brokers, dealers or futures commission merchants and placing orders for the purchase and sale of portfolio investments for the Managed Portion, the Sub-Adviser shall use its best efforts to seek to obtain the most favorable price and execution available, except to the extent it may be permitted to pay higher brokerage commissions for brokerage and research services as described below. The Adviser reserves the right to direct the Sub-Adviser, upon written notice, not to execute transactions through any particular broker(s) or dealer(s), and the Sub-Adviser agrees to comply with such request within ten business days of receiving written notice. In using its best efforts to obtain the most favorable price and execution available, the Sub-Adviser, bearing in mind the Managed Portion’s best interests at all times, shall consider all factors it deems relevant, including by way of illustration: price; the size of the transaction; the nature of the market for the security; the amount of the commission; the timing of the transaction taking into account market prices and trends; the reputation, experience and financial stability of the broker, dealer, or futures commission merchant involved; and the quality of service rendered by the broker, dealer or futures commission merchant in other transactions. Subject to such policies as the Trustees may determine, the Sub-Adviser shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of its having caused the Managed Portion to pay a broker, dealer or futures commission merchant that provides brokerage and research services to the Sub-Adviser an amount of commission for effecting a portfolio investment transaction in excess of the amount of commission another broker, dealer or futures commission merchant would have charged for effecting that transaction, if the Sub-Adviser determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such broker, dealer or futures commission merchant, viewed in terms of either that particular transaction or the Sub-Adviser’s over-all responsibilities with respect to the Managed Portion and to other clients of the Sub-Adviser as to which the Sub-Adviser exercises investment discretion. The Sub-Adviser shall maintain records adequate to demonstrate compliance with this Section.

On occasions when the Sub-Adviser deems the purchase or sale of a security to be in the best interest of the Managed Portion as well as other clients of the Sub-Adviser, the Sub-Adviser, to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities to be purchased or sold to attempt to obtain a more favorable price or lower brokerage commissions and efficient execution. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Sub-Adviser in compliance with Section 17(d) of the 1940 Act, Section 206 of the Investment Advisers Act of 1940 and any rules established thereunder (the “Advisers Act”), and pursuant to policies adopted by the Sub-Adviser and approved by the Trustees.

(f) The Sub-Adviser will provide reasonable advice and assistance to the Adviser as to the determination of the fair value of certain investments where market quotations are not readily available for purposes of calculating the Fund’s net asset value in accordance with valuation procedures and methods established by the Trustees.

(g) The Sub-Adviser shall furnish the Adviser and the Trustees with such information and reports regarding the Managed Portion’s investments as the Adviser deems appropriate or as the Trustees shall reasonably request. The Sub-Adviser shall make its officers and employees available from time to time, including attendance at Trustees’ Meetings, at such reasonable times as the parties may agree to review the Fund’s investment policies and to consult with the Adviser or the Trustees regarding the Managed Portion’s investment affairs.

(h) The Sub-Adviser shall not consult with any other sub-adviser to either the Fund or any other account managed by the Adviser concerning the Fund’s assets, except as permitted by the Fund’s policies and procedures.

(i) In the performance of its duties, the Sub-Adviser shall be subject to, and shall perform in accordance with, the following: (i) provisions of the organizational documents of the Trust that apply to the Fund; (ii) the investment objectives, policies and restrictions of the Fund as stated in the Fund’s currently effective Prospectus and Statement of Additional Information (“SAI”); (iii) the federal securities laws, including without limit the 1940 Act, the Advisers Act, and the Commodity Exchange Act; (iv) any written instructions and directions of the Trustees, the Adviser, or Fund management; and (v) the Sub-Adviser’s general fiduciary responsibilities under applicable law.

(j) The Sub-Adviser shall provide reasonable assistance to the Fund in the preparation of all its registration statements, prospectuses, shareholder reports, certain marketing materials and other regulatory filings, or any amendment or supplement thereto (collectively, “Regulatory Filings”) and shall provide disclosure for use in, or as may be required by, Regulatory Filings, including, without limitation, any requested disclosure related to the Sub-Adviser’s investment management personnel, portfolio manager compensation, Codes of Ethics, firm description, investment management strategies and techniques, and proxy voting policies.

(k) The Sub-Adviser shall furnish the Adviser, the Board of Trustees and/or the Chief Compliance Officer of the Trust and/or the Adviser (the “CCO”) with such information, certifications and reports as such persons may reasonably deem appropriate or may request from the Sub-Adviser regarding the Sub-Adviser’s compliance with applicable law, including: (i) Rule 206(4)-7 of the Advisers Act; (ii) the federal securities laws, as defined in Rule 38a-1 under the 1940 Act; (iii) the Commodity Exchange Act; and (iv) any and all other laws, rules, and regulations, whether foreign or domestic, in each case, applicable at any time to the operations of the Sub-Adviser and its services to the Managed Portion. The Sub-Adviser shall make its officers and employees (including its Chief Compliance Officer or delegate) available to the Adviser and/or the CCO from time to time upon reasonable request to examine and review the Sub-Adviser’s compliance program and its adherence thereto.

2.	OTHER AGREEMENTS.

The investment management services provided by the Sub-Adviser under this Agreement are not to be deemed exclusive, and the Sub-Adviser shall be free to render similar or different services to others so long as its ability to render the services provided for in this Agreement shall not be impaired thereby. The Sub-Adviser will not be obligated to recommend for the Fund the purchase or sale of securities or other investments that the Sub-Adviser may purchase or sell for the account of the Sub-Adviser’s other clients.

3.	COMPENSATION TO BE PAID BY THE ADVISER TO THE SUB-ADVISER.

(a) As compensation for the services to be rendered by the Sub-Adviser under the provisions of this Agreement, the Adviser will pay to the Sub-Adviser a fee each month based on the Managed Portion’s average daily net assets during the month. Solely for the purpose of determining the promptness of payments, payments shall be considered made upon mailing or wiring pursuant to wiring instructions provided by the Sub-Adviser. Such fee shall be calculated in accordance with the fee schedule as set forth in Schedule A attached hereto.

(b) The fee shall be paid by the Adviser, and not by the Fund, and without regard to any reduction in the fees paid by the Fund to the Adviser under its management contract as a result of any statutory or regulatory limitation on investment company expenses or voluntary fee reduction assumed by the Adviser. Such fee to the Sub-Adviser shall be payable for each month within 10 business days after the end of such month. If the Sub-Adviser shall serve for less than the whole of a month, the foregoing compensation shall be prorated.

4.	EFFECTIVE PERIOD; TERMINATION AND AMENDMENT OF THIS AGREEMENT.

(a) This Agreement shall become effective as of the date first written above and shall remain in full force and effect continuously thereafter until terminated.

(b) This Agreement shall continue from the date hereof until September 30, 2013 and thereafter only so long as continuance is specifically approved: (i) at least annually by the Trustees, including a majority of the Trustees who are not interested persons, cast in person at a meeting called for the purpose of voting on such approval; or (ii) if presented to the Fund’s shareholders, by the affirmative vote of a majority of the Fund’s outstanding voting securities as required by the 1940 Act.

(c) This Agreement shall automatically terminate without the payment of any penalty in the event of: (i) its assignment; (ii) its delegation, unless the Adviser has by prior written consent agreed to the delegation; or (iii) termination of the Investment Management Agreement.

(d) This Agreement also may be terminated without the payment of any penalty: (i) by the vote of a majority of the Fund’s outstanding voting securities, as permitted by the 1940 Act; (ii) by the Adviser on 60 days’ written notice to the Sub-Adviser; or (iii) by the Sub-Adviser on 90 days’ written notice to the Adviser.

(e) This Agreement may be amended by the mutual consent of the parties only if such amendment, if material, is specifically approved by the vote of: (i) a majority of the Trustees who are not interested persons; and (ii) a majority of the Fund’s outstanding voting securities (unless such approval is not required by Section 15 of the 1940 Act).

5.	CERTAIN INFORMATION.

The Sub-Adviser shall promptly notify the Adviser in writing of the occurrence of any of the following events: (a) the Sub-Adviser shall fail to be registered as an investment adviser under the Advisers Act and under the laws of any jurisdiction in which the Sub-Adviser is required to be registered as an investment adviser in order to perform its obligations under this Agreement; (b) the Sub-Adviser has a reasonable basis for believing that the Managed Portion has failed to satisfy the diversification requirements under Subchapter L or M under the Code; (c) the Sub-Adviser shall have been served or otherwise have notice of any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, public board or body, involving the Fund or any services the Sub-Adviser provides for the Managed Portion; and (d) any change to any portfolio manager for the Managed Portion.

6.	LIABILITY AND INDEMNIFICATION.

(a) The Sub-Adviser’s duties shall be confined to those expressly set forth herein, with respect to the Managed Portion. Unless otherwise provided under provisions of applicable law, in the absence of willful misfeasance, bad faith or gross negligence on the part of the Sub-Adviser, or reckless disregard of its duties and obligations hereunder, neither the Sub-Adviser nor any of its officers, directors, employees or agents shall be subject to any liability to the Fund or any shareholder of the Fund for any act or omission in the course of, or connected with, rendering the services hereunder.

(b) The Sub-Adviser shall indemnify the Adviser, the Trust and the Fund, and their respective affiliates and controlling persons (the “Sub-Adviser Indemnified Persons”) from and against any and all damages, liabilities, losses, costs and expenses, including reasonable attorneys’ fees, disbursements and court costs (“Losses”), which the Sub-Adviser Indemnified Persons may sustain arising out of the Sub-Adviser’s willful misfeasance, bad faith, gross negligence, or reckless disregard of its duties hereunder; provided, however, that the Sub-Adviser Indemnified Persons shall not be indemnified for any liability or expenses which may be sustained as a result of the Adviser’s willful misfeasance, bad faith, gross negligence, or reckless disregard of its duties hereunder, or violation of applicable law.

(c) The Adviser shall indemnify the Sub-Adviser and its respective affiliates and controlling persons (the “Adviser Indemnified Persons”) from and against any and all Losses, which the Adviser Indemnified Persons may sustain arising out of the Adviser’s willful misfeasance, bad faith, gross negligence, or reckless disregard of its duties hereunder; provided, however, that the Adviser Indemnified Persons shall not be indemnified for any liability or expenses which may be sustained as a result of the Sub-Adviser’s willful misfeasance, bad faith, gross negligence, or reckless disregard of its duties hereunder, or violation of applicable law.

(d) Subject to the duties under applicable law and this Agreement, the Sub-Adviser shall not be liable for any act or omission of the Fund’s custodian or any broker that effects transactions for the Managed Portion. Without limiting the foregoing, the Sub-Adviser does not assume responsibility for the accuracy of information furnished to it by the Fund, Adviser, Fund’s custodian, broker or by any person on whom it reasonably relies.

(e) The Sub-Adviser does not warrant that the Managed Portion will achieve any particular rate of return or that its performance will match that of any benchmark or index.

7.	RECORDS; RIGHT TO AUDIT.

(a) The Sub-Adviser agrees to maintain in the form and for the period required by Rule 31a-2 under the 1940 Act, all records relating to investments made by the Sub-Adviser for the Managed Portion that are required to be maintained by the Fund pursuant to the requirements of Rule 31a-1 under the 1940 Act. The Sub-Adviser agrees that all records maintained on the Fund’s behalf are the Fund’s property, and the Sub-Adviser will surrender promptly to the Fund any such records upon the Fund’s request; provided, however, that the Sub-Adviser may retain a copy of such records. The Sub-Adviser will use records or information obtained under this Agreement only for the purposes contemplated hereby, and will not disclose such records or information in any manner other than expressly authorized by the Fund, or if disclosure is expressly required by applicable federal or state regulatory authorities, or by this Agreement. In addition, for the duration of this Agreement, the Sub-Adviser shall preserve for the periods prescribed by Rule 31a-2 under the 1940 Act any such records as are required to be maintained by it pursuant to this Agreement, and shall transfer all such records to any entity designated by the Adviser upon the termination of this Agreement. For the avoidance of doubt, any records and reports maintained by the Sub-Adviser are not the official custodial books and records of the Fund.

(b) The Sub-Adviser agrees that all accounts, books and other records maintained and preserved by it as required hereby will be subject at any time, and from time to time, to such reasonable periodic, special and other examinations by the Securities and Exchange Commission (“SEC”), the Fund’s auditors, any Fund representative, the Adviser, or any governmental agency or other instrumentality having regulatory authority over the Fund.

8.	CONFIDENTIAL INFORMATION.

The Sub-Adviser shall not disclose to any third party material non-public information obtained under this Agreement with respect to the Fund, the Trust or the Adviser, including, without limitation, the “non-public portfolio holdings,” except: (a) with the prior written consent of the Adviser; (b) as required by applicable federal or state law, regulation, court order, or the rules and regulations of any governmental body or official having jurisdiction over the Sub-Adviser; (c) except as necessary to provide services to the Fund under this Agreement, or (d) if such third party agrees in writing with the Sub-Adviser to keep such information confidential and to not trade based upon such information. “Non-public portfolio holdings” means portfolio holdings information that has not been made public by having been previously filed with the SEC.

9.	MARKETING MATERIALS.

(a) The Fund shall furnish to the Sub-Adviser, prior to use, each piece of advertising, supplemental sales literature or other promotional material in which the Sub-Adviser or any of its affiliates is named. No such material shall be used except with prior written permission of the Sub-Adviser or its delegate. The Sub-Adviser agrees to respond to any request for approval on a prompt and timely basis. Failure by the Sub-Adviser to respond within ten (10) calendar days to the Fund shall relieve the Fund of the obligation to obtain the Sub-Adviser’s prior written permission.

(b) The Sub-Adviser shall furnish to the Fund, prior to use, each piece of the Sub-Adviser’s advertising, supplemental sales literature or other promotional material in which the Fund, the Adviser or any of the Adviser’s affiliates is named. No such material shall be used except with prior written permission of the Fund or its delegate. The Fund agrees to respond to any request for approval on a prompt and timely basis. Failure by the Fund to respond within ten (10) calendar days to the Sub-Adviser shall relieve the Sub-Adviser of the obligation to obtain the Fund’s prior written permission.

10.	GOVERNING LAW.

This Agreement shall be construed and interpreted in accordance with the laws of the State of Delaware without regard to conflict of law principles, and the applicable provisions of the 1940 Act or other federal laws and regulations which may be applicable. To the extent that the applicable law of the State of Delaware, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act or other federal laws and regulations which may be applicable, the latter shall control.

11.	SEVERABILITY/INTERPRETATION.

If any provision of this Agreement is held invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors. Where the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is altered by an SEC rule, regulation or order, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

12.	NOTICES.

Any notice that is required to be given by the parties to each other under the terms of this Agreement shall be given in writing, delivered, or mailed return receipt (including confirmed e-mail) to the other party, or transmitted by facsimile to the parties at the following addresses or facsimile numbers, which may from time to time be changed by the parties by notice to the other party:

If to the Sub-Adviser:

Columbia Management Investment Advisers, LLC

Sarah Ruback

225 Franklin Street

Routing: BX28-10306

Boston, MA 02110

Fax: 617-310-3173

With a copy to Bruce McCutcheon at the same address; Routing: BX 28-09516

If to the Adviser:

Lincoln Investment Advisors Corporation

Lisa Matson

150 N. Radnor Chester Road

Radnor, PA 19341

484-583-8448

13.	COUNTERPARTS.

This Agreement may be executed in counterparts and each counterpart shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

14.	ENTIRE AGREEMENT.

This Agreement, together with any Schedules or Exhibits hereto, represents the entire Agreement between the parties, and supersedes any other written or oral communications between the parties with respect to the subject matter contained herein.

15.	CERTAIN DEFINITIONS.

For the purposes of this Agreement, the terms “vote of a majority of the outstanding voting securities,” “interested persons” and “assignment” shall have the meaning defined in the 1940 Act, and subject to such orders or no-action letters as may be granted by the SEC and/or its staff.

IN WITNESS WHEREOF, the parties have caused this instrument to be signed by their duly authorized representatives, all as of the day and year first above written.

LINCOLN INVESTMENT ADVISORS

CORPORATION

/s/ Daniel R. Hayes

Name:  Daniel R. Hayes

Title:   President

COLUMBIA MANAGEMENT INVESTMENT

ADVISERS, LLC

/s/ Frank Kimball

Name: Frank Kimball

Title:   Vice President

Accepted and agreed to

as of the day and year

first above written:

LINCOLN VARIABLE INSURANCE PRODUCTS TRUST,

on behalf of the Fund(s) on Schedule A

/s/ Daniel R. Hayes

Name:  Daniel R. Hayes

Title:   President